SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

WATCHGUARD TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                    , 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of WatchGuard Technologies, Inc., which will be held on Thursday, May 4, 2006, at 9:00 a.m., local time, at WatchGuard’s headquarters, 505 Fifth Avenue South, Suite 500, Seattle, Washington.

At the annual meeting, you will be asked to elect two Class 3 directors to our board of directors, to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006, to ratify and approve our Rights Agreement and to transact any other business properly presented at the annual meeting. You also will have the opportunity to hear what has happened in our business in the past year and to ask questions.

WatchGuard’s board of directors recommends that you vote “for” election of the nominees to the board of directors, “for” ratifying the appointment of the independent registered public accounting firm and “for” ratification and approval of the Rights Agreement.

Whether or not you plan to attend the annual meeting, you should carefully read the enclosed proxy statement. Then please mark your votes on the enclosed proxy card, sign and date the proxy card and return it in the enclosed postage-prepaid envelope. Your shares will be voted in accordance with the instructions you give on your proxy card. If you attend the annual meeting, you may vote in person if you wish, even if you previously returned your proxy card. Your vote is important, so please return your proxy card promptly.

Sincerely,

Edward J. Borey

President and Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

WATCHGUARD TECHNOLOGIES, INC.

505 Fifth Avenue South, Suite 500

Seattle, Washington 98104

Notice of the 2006 Annual Meeting of Stockholders

to be held May 4, 2006

TO THE STOCKHOLDERS OF WATCHGUARD TECHNOLOGIES, INC.:

We will hold the 2006 Annual Meeting of Stockholders of WatchGuard Technologies, Inc. on Thursday, May 4, 2006, at 9:00 a.m., local time, at WatchGuard’s headquarters, 505 Fifth Avenue South, Suite 500, Seattle, Washington, for the following purposes:

1.	to elect to our board of directors two Class 3 directors, each to hold office until the third annual meeting of stockholders following his or her election and until his or her successor is elected and qualified;

2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006;

3.	to ratify and approve our Rights Agreement dated May 5, 2005 with Mellon Investor Services LLC (as Rights Agent); and

4.	to transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

These proposals are more fully described in the accompanying proxy statement. At the annual meeting, we will also report on our 2005 business results and other matters of interest to our stockholders.

The board of directors recommends that you vote “for” election of the nominees to the board of directors, “for” ratification of the appointment of the independent registered public accounting firm and “for” ratification and approval of the Rights Agreement.

The board of directors has fixed the close of business on March 3, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

You are cordially invited to attend the annual meeting. To ensure your representation at the annual meeting, however, you should complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as promptly as possible. Your stock will be voted in accordance with the instructions you give on your proxy card. You may revoke your proxy at any time before it is voted by signing and returning a proxy for the same shares bearing a later date, by filing a written revocation with the secretary of WatchGuard or by attending and voting in person at the annual meeting.

Please note that attendance at the annual meeting will be limited to stockholders of record (or their authorized representatives) and invited guests of WatchGuard. Beneficial owners of shares held by a broker or nominee must present proof of stock ownership to attend the annual meeting.

The approximate date of mailing this proxy statement and the accompanying proxy card is                 , 2006.

By order of the board of directors,

Michael C. Piraino

Secretary

Seattle, Washington

                    , 2006

WATCHGUARD TECHNOLOGIES, INC.

PROXY STATEMENT

This proxy statement is being furnished to the holders of common stock of WatchGuard Technologies, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at the 2006 annual meeting of stockholders and any adjournments or postponements of the annual meeting. We will hold the annual meeting on Thursday, May 4, 2006, at 9:00 a.m., local time, at WatchGuard’s headquarters, 505 Fifth Avenue South, Suite 500, Seattle, Washington. The approximate date of mailing this proxy statement and accompanying proxy card is                     , 2006.

Matters to Be Considered at the Annual Meeting

At the annual meeting, our stockholders of record as of the close of business on March 3, 2006 will consider and vote on the following proposals:

(1)	election to our board of directors of two Class 3 directors, each to hold office until the third annual meeting of stockholders following his or her election and until his or her successor is elected and qualified;

(2)	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006;

(3)	ratification and approval of our Rights Agreement dated May 5, 2005 with Mellon Investor Services LLC (as Rights Agent); and

(4)	such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

Our board of directors recommends that our stockholders vote “for” election of the nominees to the board of directors, “for” ratification of the appointment of the independent registered public accounting firm and “for” ratification and approval of the Rights Agreement.

Record Date; Outstanding Shares Entitled to Vote

Only those stockholders of record who owned our common stock at the close of business on the record date, March 3, 2006, are entitled to notice of and to vote at the annual meeting. As of the record date, approximately                     shares of our common stock were issued and outstanding.

Quorum; Voting

The presence, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote constitutes a quorum for the transaction of business at the annual meeting.

We have one class of voting securities outstanding, which is designated as common stock, and each share of common stock is entitled to one vote on each item solicited for voting. The directors elected at the annual meeting will be the two candidates receiving the greatest number of affirmative votes cast, in person or by proxy, at the annual meeting. Holders of common stock are not entitled to cumulate votes in electing directors. The affirmative vote of the holders of shares representing a majority of the votes present, in person or by proxy, and entitled to vote at the annual meeting is required to ratify the appointment of the independent registered public accounting firm. Under the terms of the Rights Agreement, the majority of the votes cast by stockholders who are not affiliated with management or any member of the board, the Independent Stockholders, is required to ratify and approve the Rights Agreement.

Any broker, bank, nominee, fiduciary or other custodian which holds shares of our common stock for the account of a customer who is the beneficial owner of those shares, and which does not receive specific instructions from the customer on how to vote, has the power to vote those shares at its discretion in the election of directors, for the ratification of the appointment of the independent registered public accounting firm and for other routine matters for which it has not received voting instructions. Custodians do not have discretionary voting authority, however, with respect to nonroutine matters. A “broker nonvote” occurs when the custodian indicates on the proxy card that it may not vote, or give a proxy to vote, a customer’s shares because the customer did not provide voting instructions with respect to a nonroutine matter. Because custodians will have discretionary voting authority with respect to the election of directors and the ratification of the appointment of the independent registered public accounting firm, there will be no broker nonvotes with respect to those proposals at the annual meeting. Because ratification and approval of the Rights Agreement is a nonroutine matter, custodians are not entitled to vote without instructions from the beneficial holder of the shares. However, broker nonvotes will have no effect on the outcome of this proposal because, ratification and approval requires only a majority of the votes cast by Independent Stockholders, and broker nonvotes will not represent votes cast with respect to that proposal.

An abstention occurs when a stockholder affirmatively instructs the vote to be withheld (by checking the “abstain” or “withhold authority to vote” box on the proxy card) or when a stockholder who has not given a proxy is present at the meeting but does not cast a ballot. Shares subject to abstentions and broker nonvotes are considered to be present at the annual meeting, and are therefore counted toward establishing the presence of a quorum. In the election of directors, abstentions will result in the nominees receiving fewer votes but will have no effect because the outcome is determined by a plurality of the votes cast. With respect to the proposal to ratify the appointment of the independent registered public accounting firm, however, abstentions will have the same effect as votes against the proposal. With respect to the proposal to ratify and approve the Rights Agreement, abstentions by Independent Stockholders will have the same effect as votes against the proposal.

Proxies

Shares of common stock represented by properly executed proxy cards that we receive at or before the annual meeting and that have not been revoked will be voted at the annual meeting in accordance with the instructions given on the proxy cards. Shares of common stock represented by properly executed proxy cards for which no instruction is given will be voted in accordance with the board’s recommendations. We are not aware, as of the date of this proxy statement, of any matter to be voted on at the annual meeting other than those described in this proxy statement and accompanying notice of annual meeting of stockholders. If any other matters are properly brought before the annual meeting, however, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares in their best judgment.

To ensure that your shares are voted, please complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided. You may revoke your proxy by:

•	submitting a later-dated proxy for the same shares at any time before the vote on the proposals;

•	delivering written notice of revocation to the secretary of WatchGuard at any time before the vote; or

•	attending the annual meeting and voting in person. Merely attending the annual meeting will not in and of itself revoke a proxy.

If the annual meeting is adjourned or postponed for any reason, at any subsequent reconvening of the annual meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the annual meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous meeting.

Proxy Solicitation

The enclosed proxy is solicited on behalf of our board of directors. We have engaged Mellon Investor Services LLC to solicit proxies from our stockholders. Under the terms of our agreement, Mellon will provide consultation pertaining to the planning and organization of the solicitation in addition to actively participating in the solicitation of proxies from brokers, banks, nominees, institutional holders and other holders for $8,500 plus $4.25 for each required direct telephone contact to certain holders of our stock. We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies by telephone, email, facsimile, in person or otherwise. We will not additionally compensate our directors, officers and employees for their solicitation but will reimburse them for out-of-pocket expenses they incur. In addition, we will reimburse persons who hold our common stock of record but not beneficially, such as brokerage firms, nominees, fiduciaries and other custodians, for the reasonable expenses they incur in forwarding proxy materials to, and requesting authority for the exercise of proxies from, the beneficial owners for whom they hold our common stock.

PROPOSAL ONE

ELECTION OF DIRECTORS

The board of directors recommends that you vote “for” election of the nominees to the board of directors.

Our amended and restated bylaws provide that our board of directors shall be composed of not less than five or more than nine directors, each of whom is placed into one of three classes, as nearly equal in number as possible. We currently have seven directors. Each director elected to the board generally holds office for a three-year term and until his or her successor is elected and qualified. If, however, a director resigns from the board before the expiration of his or her term, the director elected or appointed to fill the resulting vacancy may be designated to a class such that he or she initially is elected to a shorter term.

The current members of our board of directors are Edward J. Borey, Michael R. Hallman, Ellen M. Hancock, Michael R. Kourey, Richard A. LeFaivre, Ph.D., Steven N. Moore and William J. Schroeder. The terms of Ms. Hancock and Mr. Moore expire at the 2006 annual meeting.

At the annual meeting, our stockholders will elect two Class 3 directors, each to serve for a three-year term and until his or her successor is elected and qualified. The board has nominated Ms. Hancock and Mr. Moore for election as Class 3 directors. Information is provided below with respect to these nominees and our continuing directors. Unless they receive contrary instructions, the persons named as proxies on the enclosed proxy card intend to cast votes represented by properly executed proxy cards for the election of the nominees for director. If any nominee should become unavailable for any reason, the persons named as proxies intend to cast votes for the election of a substitute nominee designated by the board. The board has no reason to believe that either nominee will be unable to serve if elected.

If a quorum is present, the two nominees receiving the highest number of votes cast, in person or by proxy, will be elected to serve as Class 3 directors. Abstentions will have no effect on the election of directors.

Nominees for Director

Class 3 — Terms Expire in 2009

Ellen M. Hancock, 63, has served as a director of WatchGuard since April 2003. Since August 12, 2005, Ms. Hancock has served as president and chief operating officer of Acquicor Technology Inc., a special purpose acquisition company. Ms. Hancock served as chairman of the board of Exodus Communications, a complex Internet hosting company that filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code and was acquired by Cable & Wireless plc in February 2002, from June 2000 to September 2001, as chief executive officer from September 1998 to September 2001 and as president from March 1998 to June 2000. From July 1996 to July 1997, she served as executive vice president of research and development and chief technology officer of Apple Computer, Inc. From September 1995 to May 1996, she served as executive vice president and chief operating officer of National Semiconductor Corporation. From September 1966 to January 1995, she served in various staff and line executive positions at IBM Corporation, most recently as senior vice president and group executive responsible for the networking hardware, networking software and software solution divisions. She was also a member of the IBM corporate executive committee and the IBM Worldwide Management Council. Ms. Hancock is also a director of Aetna Inc., Colgate-Palmolive Company and Electronic Data Systems Corporation, and serves as a member of the board of trustees of Marist College and Santa Clara University, and as a member of the Council on Foreign Relations, the Committee of 200 (Women Executives) and on the board of the Pacific Council of International Policy. She previously served on the boards of the American Electronics Association and the Silicon Valley Manufacturing Group and as a member of the U.S. Advisory Board of NTT DoCoMo. Ms. Hancock holds a B.S. in mathematics from the College of New Rochelle, an M.A. in mathematics from Fordham University, and an honorary Doctorate of Humane Letters from the State University of Western Connecticut.

Steven N. Moore, 48, co-founded WatchGuard in February 1996 and has served as a director since inception. Mr. Moore served as chairman of the board, chief executive officer and president of WatchGuard from December 2003 through June 2004 and as secretary from inception to February 2004. Mr. Moore served as executive vice president of strategic financial operations of WatchGuard from October 2000 to June 2003, as chief financial officer and treasurer of WatchGuard from inception to October 2000, as executive vice president of finance from March 1999 to October 2000 and as vice president of finance and operations from inception to March 1999. From September 1993 to September 1995, he served as director of finance of Legent Corporation. He is also a director of three private companies and the Seattle Aquarium. Mr. Moore holds a B.S. in finance from Central Washington University.

Continuing Directors

Class 1 — Terms Expire in 2007

Michael R. Hallman, 60, has served as a director of WatchGuard since November 2000. Mr. Hallman founded The Hallman Group, a management consulting firm, in October 1992 and has served as its president since inception. From February 1990 to March 1992, he was president and chief operating officer of Microsoft Corporation. Mr. Hallman is also a director of Digital Insight Corporation, In Focus Corporation, Intuit, Inc. and a subsidiary of Fujitsu Ltd., and is a trustee of the Seattle Museum of Flight. He also serves on the visiting committee to the University of Michigan Business School. Mr. Hallman holds a B.B.A. and an M.B.A. from the University of Michigan.

Richard A. LeFaivre, Ph.D., 59, has served as a director of WatchGuard since April 2003. Since August 2004, Dr. LeFaivre has served as a partner of OVP Venture Partners. From August 2002 through December 2003, Dr. LeFaivre served as executive director of the William J. von Liebig Center for Entrepreneurism and Technology Advancement at the University of California, San Diego’s Jacobs School of Engineering, which is focused on the effective commercialization of university-developed technology. He has served as a partner of the Zazi Forum LLC, a consulting services firm he founded, since November 2002, and as managing partner and chief technology officer of IdeaEdge Ventures LLC, a venture development management firm, since January 2000. From May 1997 to April 1999, he served as senior vice president of research and development and chief technology officer of Borland Software Corporation, an enterprise software company. He served as vice president of the Advanced Technology Group of Apple Computer, Inc. from March 1993 to June 1995 and from December 1996 to May 1997, and as director of software technologies from March 1991 to March 1993. Dr. LeFaivre has served on a number of industry and academic advisory boards, including the Council of Chief Technology Officers of the Computer Systems Policy Project, the Information Technology Industry Council, the Software Patent Institute (founder), the Computer Science Research Network, and the IEEE Technical Committee on Machine Intelligence and Pattern Analysis. In addition, he has published extensively in the computer science literature and has testified before the U.S. Congress on matters of technology policy. Dr. LeFaivre holds an A.B. in mathematics from the University of Missouri and an M.S. and a Ph.D. in computer science from the University of Wisconsin.

William J. Schroeder, 61, has served as a director of WatchGuard since April 2002. From October 2004 to June 2005, Mr. Schroeder served as executive chairman of Cornice, Inc., a private micro-disk drive company. Mr. Schroeder served as president and chief executive officer of Vormetric, Inc., an enterprise storage security company, from February 2002 to October 2004. From January 2001 to February 2002, he served as a consultant to various technology companies. From February 2000 to December 2000, he served as president and chief executive officer of Cyber IQ Systems, an Internet web switch and cryptographic appliance company, and from May 1994 to September 1999, he served as president and chief executive officer of Diamond Multimedia Systems, Inc., an Internet multimedia company. He is also a director of CNF Inc., and three private companies. Mr. Schroeder holds a B.E.E. and an M.S.E.E. from Marquette University and an M.B.A. from Harvard University.

Class 2 — Terms Expire in 2008

Edward J. Borey, 55, has served as chairman of the board, chief executive officer and president of WatchGuard since June 2004. From December 2000 to September 2003, Mr. Borey served as chief executive officer and president of PSC, Inc., a provider of data capture technology and services that filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in November 2002; its prenegotiated plan of reorganization was confirmed by the bankruptcy court in June 2003. From September 1995 to December 1998, he served as executive vice president and chief operating officer of Intermec Technologies Corporation, a subsidiary of Unova, Inc., which is a provider of global supply chain solutions, mobile computing systems and wireless data collection. Mr. Borey is also a director of Arotech Corporation. Mr. Borey holds a B.S. in political science and economics from the State University of New York, College of Oswego, an M.A. in public administration from the University of Oklahoma and an M.B.A. in finance from Santa Clara University.

Michael R. Kourey, 46, has served as a director of WatchGuard since April 2003. He has served as senior vice president, finance and administration and a director of Polycom, Inc., a unified collaborative communications solutions company, since January 1999, as chief financial officer since January 1995 and as secretary since June 1993. He served as vice president, finance and operations of Polycom from July 1991 to January 1995 and as treasurer from June 1993 to March 1997. He is also a director of Polycom, Inc. and is a member of the advisory board of the business school at Santa Clara University. Mr. Kourey holds a B.S. in managerial economics from the University of California, Davis and an M.B.A. from Santa Clara University.

Director Independence and Other Matters

The board has determined each of the following directors to be an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers, or NASD: Michael R. Hallman, Ellen M. Hancock, Michael R. Kourey, Richard A. LeFaivre, Ph.D., and William J. Schroeder.

The board has also determined that each member of the three committees of the board meets the independence requirements applicable to those committees prescribed by the NASD, the Securities and Exchange Commission, or SEC, and the Internal Revenue Service. The board has further determined that each of the members of the audit committee of the board is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

Committees of the Board and Meetings

During 2005, there were 11 meetings of the board of directors. The board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The functions performed by each of the committees are summarized below. Each of our directors attended 75% or more of the meetings of the board and of the meetings of the committees on which he or she served. The board has established a policy requiring each board member to attend WatchGuard’s annual meeting of stockholders either in person or telephonically, except for absences due to causes beyond the reasonable control of the director. There were seven directors at the time of the 2005 annual meeting of stockholders, six of whom attended the annual meeting either telephonically or in person.

Audit Committee

The audit committee consists of three independent directors, Messrs. Kourey (chairman) and Hallman and Ms. Hancock. The board has determined that each of the members of the audit committee is an audit committee financial expert and is independent in accordance with applicable Nasdaq listing standards and SEC rules and regulations. The audit committee is governed by the Amended and Restated Charter of the Audit Committee of the Board of Directors, which may be amended by the board at any time, in which case the most current version will be available on our web site at http://www.watchguard.com. Each member of the audit committee must meet certain independence and financial literacy requirements. The audit committee’s responsibility is to monitor and oversee the corporate reporting process and external audits of WatchGuard. In addition, the audit committee appoints, compensates, retains and oversees the work of the independent registered public accounting firm employed by WatchGuard to conduct the annual audit examination of WatchGuard’s consolidated financial statements.

The audit committee met 14 times in 2005. The report of the audit committee is set forth below.

Compensation Committee

The compensation committee consists of two independent directors, Dr. LeFaivre and Mr. Schroeder (chairman). The compensation committee reviews and approves the compensation and benefits for our executive officers, grants stock options to executive officers and other employees and nonemployees under our stock option plans, administers our stock option plans and employee stock purchase plan, and makes recommendations to the board of directors regarding these matters.

The compensation committee met 6 times in 2005. The report of the compensation committee is set forth below.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of two independent directors, Messrs. Hallman (chairman) and Schroeder. The nominating and corporate governance committee monitors and safeguards the independence of the board by identifying individuals qualified to become board members and selecting, or recommending that the board select, the director nominees for election at our annual meetings of stockholders. Using the same criteria that it uses to select nominees for election at the annual meeting, the committee acts between annual meetings to recommend to the board candidates for filling vacancies on the board. The committee also recommends directors for appointment to committees of the board. The nominating and corporate governance committee also provides a leadership role in shaping our corporate governance and will periodically review and assess the adequacy of our Code of Conduct and make recommendations to the board regarding any modifications or waivers of our Code of Conduct. The nominating and corporate governance committee met twice in 2005.

Director Nomination Process

The board of directors has adopted a Charter of the Nominating and Corporate Governance Committee of the Board of Directors that describes duties and responsibilities of the nominating and corporate governance committee. The board may amend this charter at any time, in which case the most current version will be available on our web site at http://www.watchguard.com. Under its charter, the nominating and corporate governance committee is responsible for developing criteria for evaluating nominees for the board and the committees of the board.

Process for Identifying Candidates

Our nominating and corporate governance committee has two primary methods for identifying candidates beyond those proposed by our stockholders. On a periodic basis, the nominating and corporate governance committee will solicit ideas for possible candidates from a number of sources, including members of the board, senior-level management, individuals personally known to the members of the board and research, including publications, databases and Internet searches. In addition, the nominating and corporate governance committee may from time to time use its authority under its charter to retain a search firm to identify candidates.

Nomination Right of Stockholders

In accordance with our amended and restated bylaws and applicable law, recommendations for director nominees for consideration by the nominating and corporate governance committee may be made by any stockholder of record entitled to vote for the election of directors at stockholder meetings held for such purpose. The requirements a stockholder must follow for recommending persons as director nominees for consideration by the nominating and corporate governance committee are set forth in our amended and restated bylaws and the section below entitled “Proposals by WatchGuard Stockholders for the 2007 Annual Meeting.”

If a stockholder complies with these procedures for recommending persons for consideration by the nominating and corporate governance committee as director nominees, the nominating and corporate governance committee will conduct the appropriate and necessary inquiries into the backgrounds, qualifications and skills of the stockholder-recommended candidates and, in the exercise of the nominating and corporate governance committee’s independent judgment in accordance with the policies and procedures adopted in the nominating and corporate governance committee’s charter, will determine whether to recommend the stockholder-recommended candidates to the board for inclusion in the list of candidates for election as directors at the next annual meeting of stockholders held for such purpose.

Evaluation of Candidates

The nominating and corporate governance committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. If, based on the nominating and corporate governance committee’s initial evaluation, a candidate continues to be of interest, the nominating and corporate governance committee will arrange for appropriate background and reference checks.

Director Compensation

Under our nonemployee director compensation program, each nonemployee director receives an initial grant of a nonqualified stock option to purchase 40,000 shares of common stock when he or she joins the board of directors. Immediately following each annual meeting of stockholders after the calendar year in which a nonemployee director joins the board, the nonemployee director receives an additional nonqualified stock option to purchase 10,000 shares of common stock and 2,500 shares of restricted stock. Each option is granted at the fair market value on the date of grant. All option grants to nonemployee directors are made under our 1996 Stock Incentive Compensation Plan. Each initial grant vests over three years at a rate of approximately 2.8% per month, and each annual grant vests over one year at a rate of approximately 8.3% per month. Our repurchase option with respect to the shares of restricted stock lapses over one year at a rate of approximately 8.3% per month.

Each nonemployee director receives an annual service fee of $35,000, payable quarterly. The chairman of the board (if he or she is a nonemployee director) is entitled to an additional annual service fee of $10,000. In addition, the nonemployee members of committees of the board of directors receive the following annual retainers, which retainers are also payable quarterly:

Audit Committee

Chairman	$10,000
Other members	5,000

Compensation Committee

Chairman	$5,000
Other members	3,000

Nominating and Corporate Governance Committee

Chairman	$3,000
Other members	2,000

We also reimburse our nonemployee directors for reasonable expenses they incur in attending board or committee meetings.

We do not compensate our directors who are employees of WatchGuard for their service as directors or as members of committees of the board of directors, but we do reimburse them for reasonable expenses they incur in attending board or committee meetings.

In February 2002, we granted an option to purchase 40,000 shares of common stock at an exercise price of approximately $6.13 per share to Mr. Hallman in exchange for an option cancelled in August 2001 under our option exchange program. In June 2002, we granted Mr. Hallman an option to purchase 10,000 shares of common stock at an exercise price of approximately $4.90 per share. In April 2002, we granted an option to purchase 40,000 shares of common stock at an exercise price of approximately $5.43 per share to Mr. Schroeder at the time he joined our board of directors. In April 2003, we granted an option to purchase 40,000 shares of common stock at an exercise price of approximately $6.02 per share to each of Ms. Hancock, Mr. Kourey and Dr. LeFaivre, at the time they joined our board of directors. In June 2003, we granted an option to purchase 10,000 shares of common stock at an exercise price of approximately $5.14 per share to each of Messrs. Hallman and Schroeder. In June 2004, we granted an option to purchase 10,000 shares of common stock at an exercise price of approximately $6.21 per share to each of Ms. Hancock, Dr. LeFaivre and Messrs. Hallman, Kourey and Schroeder. In June 2005, we granted an option to purchase 10,000 shares of common stock at an exercise price of approximately $3.76 per share to each of Ms. Hancock, Dr. LeFaivre and Messrs. Hallman, Kourey, Moore and Schroeder.

We automatically grant 2,500 shares of restricted stock to our non-employee directors on the date of our annual meeting. These shares of restricted stock lapse at the rate of 8.33% monthly over a one-year term. In addition, in accordance with the terms of our director and executive stock ownership program, voluntary purchases of our common stock by our directors are matched by us in the form of a grant of restricted stock equal to 50% of the shares voluntarily purchased by such director on the open market, up to a maximum of 5,000 shares per director per year. These shares vest at the rate of approximately 33% annually over a three-year term. Any unvested matching shares granted by us will be forfeited if the shares that were matched are sold by the director.

In connection with the stock ownership program, in May 2005, we granted 5,000 shares of restricted stock to Mr. Moore, 500 shares of restricted stock to Mr. Kourey, 1,500 shares of restricted stock to Dr. LeFaivre and 5,000 shares of restricted stock to Mr. Schroeder, and in June 2005, we granted 1,500 shares of restricted stock to Ms. Hancock and 5,000 shares of restricted stock to Mr. Hallman. These shares were granted in connection with voluntary purchases made by the directors on the open market. Also in June 2005, we granted 2,500 shares of restricted stock to each of Ms. Hancock, Dr. LeFaivre and Messrs. Hallman, Kourey, Moore and Schroeder in connection with our annual meeting.

Corporate Governance

Current copies of the following materials related to our corporate governance policies and practices are available publicly on our web site at http://www.watchguard.com.

•	Restated Certificate of Incorporation

•	Amended and Restated Bylaws

•	Amended and Restated Charter of the Audit Committee of the Board of Directors

•	Charter of the Nominating and Corporate Governance Committee of the Board of Directors

•	Code of Conduct (applicable to employees, directors and officers)

Copies may also be obtained, free of charge, by writing to: Secretary, WatchGuard Technologies, Inc., 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104.

The board has also established a policy under which interested stockholders can send communications to the board, a committee of the board and individual directors. Under this policy, stockholders may send written communication to the Secretary, WatchGuard Technologies, Inc., 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104. The Secretary will forward such communication to the board, the appropriate committee of the board, or individual directors unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication and take appropriate legal action regarding the communication.

Code of Conduct

We have a Code of Conduct, which applies to all of our employees, officers and directors. Our Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and applies to our chief executive officer, chief financial officer (who is both our principal financial and principal accounting officer), as well as all other employees. Our Code of Conduct also meets the requirements of a code of conduct under Marketplace Rule 4350(n) of the NASD. Our Code of Conduct is posted on our website at http://www.watchguard.com/docs/corporate/CodeofConduct.pdf under the heading “Corporate Governance.” Disclosure regarding any amendments to, or waivers from, provisions of our Code of Conduct will be included in a current report on Form 8-K within five business days following the date of the amendment or waiver, unless web site posting of such amendments or waivers is permitted by the rules of The Nasdaq Stock Market, Inc.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2005, Dr. LeFaivre and Mr. Schroeder served on the compensation committee. Neither Dr. LeFaivre nor Mr. Schroeder is an officer or employee of WatchGuard. None of our executive officers served during the year ended December 31, 2005 as a member of the compensation committee or of the board of directors of any entity that has an executive officer serving as a member of our compensation committee or board of directors.

EXECUTIVE OFFICERS

Executive Officers

The following table lists the executive officers of WatchGuard as of                     , 2006.

Name	Age	Position
Edward J. Borey	55	President and Chief Executive Officer
Bradley E. Sparks	59	Chief Financial Officer
Dale Bastian	52	Senior Vice President of Worldwide Sales

Edward J. Borey’s biography is contained in the section above entitled “Proposal One: Election of Directors.”

Bradley E. Sparks, 59, has served as chief financial officer of WatchGuard since April 26, 2005. Since February 2004, Mr. Sparks has been managing director of Sunburst Growth Ventures, LLC, an investment company. From July 2002 to February 2004, Mr. Sparks was chairman, chief executive officer and the founder of Pointer Communications, Inc., a company that was formed to deploy a terrestrial-based asset location system in the United States and Canada. From April 2000 to March 2002, he was executive vice president and chief financial officer of e.Spire Communications, Inc., a telecommunications company that filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in 2001. From July 1999 to April 2000, Mr. Sparks was chief financial officer of Digex, Incorporated, a web hosting company that is a subsidiary of Intermedia Communications, Inc., and from October 1998 to July 1999, he was executive vice president and chief financial officer of Wam!net, Incorporated, a telecommunications company. From 1995 to 1998, Mr. Sparks was chief financial officer of Omnipoint Corporation, a wireless PC provider and radio frequency research development company. From 1993 to 1995, he was vice president and controller and, from 1988 to 1993, he was vice president and treasurer of MCI Communications, Inc., a long-distance communications company. Mr. Sparks is a director of two private companies and currently serves on the NASDAQ Listing Qualifications Review Panel. He is a past chairman of the NASDAQ Issuers Affairs Committee. Mr. Sparks holds a B.S. from the U.S. Military Academy at West Point and an M.S. in management from the Alfred P. Sloan School of Management. He is a certified public accountant registered in Florida.

Dale Bastian, 52, has served as senior vice president of worldwide sales of WatchGuard since July 2003. From January 2002 to July 2003, he was managing director of EMEA operations, and from July 1997 to January 2002, he was senior vice president of worldwide sales, of Polycom, Inc., a unified collaborative communications solutions company. From June 1993 to July 1997, Mr. Bastian was vice president of sales of Allen Telecom Incorporated, a manufacturer of wireless communications infrastructure equipment and provider of wireless engineering and consulting services. Mr. Bastian holds a B.B.A. in management from Ohio University.

EXECUTIVE COMPENSATION

Compensation Summary

The following table lists all compensation earned by our chief executive officer and our two other most highly compensated executive officers whose total compensation exceeded $100,000 in 2005, and one additional individual for whom information would have been reported but for the fact that such individual was not serving as an executive officer at the end of fiscal 2005.

Summary Compensation Table

Long-Term Compensation Awards
		Annual Compensation					Restricted Stock Awards (($)		Securities Underlying Options (#)		All Other Compensation ($)
Name and Principal Position	Year	Salary ($)		Bonus ($)
Edward J. Borey (1) President and Chief Executive Officer	2005 2004	$ $	400,000 201,667	$ $	— —		$ $	17,775 —	900,000 1,000,000	(2) (2)	$ $	— —

Bradley E. Sparks (3) Chief Financial Officer	2005		$167,809		$—			$17,475	300,000			$—

Dale Bastian (4) Senior Vice President of Worldwide Sales	2005 2004 2003	$ $ $	200,000 200,000 87,501	$ $ $	178,296 178,663 51,024	(5) (6) (7)	$ $ $	8,738 — —	22,500 30,000 225,000	(8) (8)	$ $ $	— — —

James A. Richman (9) Former Interim Chief Financial Officer	2005 2004	$ $	130,639 110,496	$ $	— —		$ $	— —	— —		$ $	— —

(1)	Mr. Borey joined WatchGuard on June 30, 2004. His compensation for 2004 reflects a partial year of service.

(2)	We granted Mr. Borey an option to purchase 900,000 shares of common stock in May 2005 in exchange for an outstanding option to purchase 1,000,000 shares of common stock under our option exchange program.

(3)	Mr. Sparks joined WatchGuard on April 26, 2005. His compensation for 2005 reflects a partial year of service.

(4)	Mr. Bastian joined WatchGuard on July 28, 2003. His compensation for 2003 reflects a partial year of service.

(5)	Represents commissions earned in 2005.

(6)	Represents commissions and bonuses earned in 2004.

(7)	Represents commissions earned in 2003.

(8)	We granted Mr. Bastian an option to purchase 22,500 shares of common stock in May 2005 in exchange for an outstanding option to purchase 30,000 shares of common stock under our option exchange program.

(9)	Mr. Richman was interim chief financial officer from May 10, 2004 to April 26, 2005, when he resigned effective upon the hiring of Bradley E. Sparks as chief financial officer. His compensation for both 2005 and 2004 reflects a partial year of service.

Option Grants in 2005

The following table provides information regarding options we granted during 2005 to those individuals listed in the Summary Compensation Table above. The table includes the potential realizable value over the 10-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. The assumed rates of appreciation are prescribed by the SEC for illustrative purposes only and are not intended to forecast or predict future stock prices. Any actual gains on option exercises will depend on the future performance of our stock.

Option Grants in Last Fiscal Year

			Individual Grants
	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Last Fiscal Year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name						5% ($)	10% ($)
Edward J. Borey	900,000	(1)	22.0%	$3.44	6/30/14	$1,732,077	$4,280,406
Bradley E. Sparks	300,000	(2)	7.3%	$3.42	4/26/15	$645,246	$1,635,180
Dale Bastian	22,500	(3)	0.6%	$3.44	4/19/14	$42,147	$103,578
James A. Richman	—		—	$—	—	$—	$—

(1)	Twenty-five percent of the option vests and becomes exercisable on July 18, 2005 and an additional approximately 2% monthly thereafter. The option was granted in exchange for an outstanding option to purchase 1,000,000 shares of common stock under our option exchange program.

(2)	Twenty-five percent of the option vests and becomes exercisable on April 26, 2006 and an additional approximately 2% monthly thereafter.

(3)	Twenty-five percent of the option vests and becomes exercisable on May 18, 2005 and an additional approximately 2% monthly thereafter. The option was granted in exchange for an outstanding option to purchase 30,000 shares of common stock under our option exchange program.

In 2005, we granted options to purchase an aggregate of 4,087,969 shares of our common stock to our employees, including the individuals listed in the Summary Compensation Table above, of which options to purchase 3,064,882 shares were granted in connection with our option exchange program (described below) and options to purchase 1,023,087 shares represented new grants. This number does not include new options to purchase 60,000 shares of common stock that we granted in 2005 to our nonemployee directors. We granted all options under our stock option plans at exercise prices equal to the fair market value of our common stock on the date of grant. No stock appreciation rights were granted during 2005.

Options Exercised in 2005 and Unexercised Options Held as of December 31, 2005

The following table provides information regarding the value of the outstanding options held by those individuals listed in the Summary Compensation Table above as of December 31, 2005. The value of unexercised in-the-money options is based on the closing price of our common stock on the Nasdaq National Market on December 30, 2005, which was $3.70 per share, net of the option exercise price. No options were exercised by those individuals listed in the Summary Compensation Table above.

Aggregated Option Exercises in 2005 and Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In- the-Money Options at Fiscal Year-End ($)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Edward J. Borey	318,750	581,250	$82,875	$151,125
Bradley E. Sparks	—	300,000	$—	$82,500
Dale Bastian	144,843	102,657	$2,316	$3,534
James A. Richman	—	—	$—	$—

Exchange of Options

During 2005, we conducted an issuer tender offer, or option exchange program, in which we offered to exchange for replacement options all eligible options held by employees (including officers) under our 1996 Stock Option Plan, our 2000 Stock Option Plan and our RapidStream, Inc. 1998 Stock Option Plan, each as amended, and that had an exercise price equal to or greater than $6.00 per share. The option exchange program was not available to our non-employee directors. Prior to the tender offer, some of our outstanding options had exercise prices that were significantly higher than the range of trading prices of our common stock. We believed that because employees were unlikely to exercise these “out-of-the-money” options in the foreseeable future, these options no longer provided the incentive to participate in our growth and success and to acquire and maintain stock ownership in WatchGuard that we intended them to have. As a result, we conducted our option exchange program.

On May 17, 2005, we accepted for cancellation and exchange options to purchase 3,983,034 shares of our common stock, which represented approximately 98.6% of the options eligible to be exchanged. We did not return the net options eliminated as a result of the reduction in the number of options outstanding to the pool of options available to be granted. In addition, we eliminated all shares available for grant pursuant to non-stockholder-approved plans, further reducing the number of shares available for grant under our option plans by 4,279,328 shares. We granted the replacement options on May 18, 2005, which was one day after the cancellation date. The exercise price of each replacement option, which was $3.44, was the average of the high and low sales prices of our common stock on May 18, 2005. The number of replacement options granted in exchange for options cancelled depended upon the exercise price of the cancelled options. Cancelled options with an exercise price between $6.00 and $8.00 per share were replaced at an exchange ratio of 9 replacement options for every 10 cancelled options, or 90%. Cancelled options with an exercise price between $8.01 and $10.00 per share were replaced at an exchange ratio of 7.5 replacement options for every 10 cancelled options, or 75%. Cancelled options with an exercise price of $10.01 or greater per share were replaced at an exercise price of 3.33 replacement options for every 10 cancelled options, or 33.3%. The replacement options were granted under the same plan as the one under which the cancelled options were granted and the number of shares vested under each grant was proportionally the same as the number previously vested for the corresponding cancelled options. Each replacement option will expire on the later of the scheduled expiration date of the eligible option being exchanged and two years from the date on which the replacement grants were made.

The following table provides information regarding our cancellation and exchange of options previously granted to executive officers who participated in our option exchange program. In total, 1,030,000 options were tendered by executive officers and 922,500 replacement options were granted to executive officers.

10-Year Option Repricings

	Date of Repricing	Number of Securities Underlying Options Repriced or Amended	Market Price of Stock at Time of Repricing or Amendment	Exercise Price at Time of Repricing or Amendment	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Repricing or Amendment
Name
Ed Borey President and Chief Executive Officer	5/18/05	900,000	$3.44	$7.21	$3.44	9.05 years

Dale Bastian Senior Vice President of Worldwide Sales	5/18/05	22,500	3.44	8.29	3.44	9.25 years

Michael E. McConnell (1)	8/1/01	50,000	11.00	53.34	6.13	9.04 years
	8/1/01	10,000	11.00	37.25	6.13	9.22 years

(1)	Mr. McConnell is a former Senior Vice President, Chief Financial Officer and Treasurer of the Company. The option exchange conducted by WatchGuard in 2001 under which he exchanged options is more fully described in WatchGuard’s 2002 Proxy Statement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

[DRAFT FORM]

The compensation committee of the board of directors has furnished the following report on compensation. The compensation committee, which is comprised of two nonemployee directors, reviews and approves the compensation and benefits for our executive officers, grants stock options to executive officers and other employees and nonemployees under our stock option plans and makes recommendations to the board of directors regarding these matters. The compensation committee considers both internally and externally generated information in determining compensation.

Compensation Philosophy

Our compensation policies are based on the belief that the interests of our executive officers should be closely aligned with those of our stockholders. Our compensation policies are designed to achieve the following objectives:

•	Offer compensation opportunities that attract highly qualified individuals, reward outstanding initiative and achievement, and retain the leadership and skills necessary to build long-term stockholder value.

•	Maintain a market-competitive compensation structure in line with corporate business objectives. The focus is weighted on incentive programs and based on results, as measured by annual and long-term financial performance of WatchGuard.

Compensation Program

Our compensation program has three major integrated components: base salary, annual bonus awards and long-term incentives. We emphasize the award of stock options as long-term incentives to executive officers. Our sales executive participates in our sales compensation program rather than our general executive bonus program.

Base salary.     Base salary levels are determined annually by reviewing the skills, performance level and contribution to the business of individual executives in light of market data for compensation at similar companies.

Annual bonus awards; sales program.     Annual bonus awards for our non-sales executives are based on the achievement of our annual financial goals and, for non-sales executives other than the chief executive officer, achievement of personal and departmental goals. Our sales executive’s bonus awards are based on achievement of quarterly and annual sales goals.

Long-term incentives.     The compensation committee views stock options as an important part of our long-term, performance-based compensation program. The committee believes that stock ownership is an excellent vehicle for compensating our officers. We provide long-term incentives through grants under our 1996 Stock Incentive Compensation Plan and our 1999 Employee Stock Purchase Plan, the purpose of which is to create a direct link between executive compensation and increases in stockholder value. Stock options are granted at fair market value on the date of grant and vest in installments generally over four years. Thus, the value of our stockholders’ investment must appreciate before the optionee receives any financial benefit. Additionally, the executive must remain in our employ for the vesting period, which provides an incentive both to remain in our employ and to perform at a high level. When determining option awards for an executive officer, the committee considers the executive’s current contribution to WatchGuard’s performance, his or her anticipated contribution to meeting our long-term strategic performance goals, and industry practices and norms. Long-term incentives granted in prior years and existing levels of stock ownership are also taken into consideration. Because an executive officer’s receipt of value under a stock option depends on an increase in the price of our common stock, this portion of the executive’s compensation is directly aligned with an increase in stockholder value. The committee believes that such stock plans align the interests of our executive officers with the long-term interests of our stockholders.

Because the market value of the our common stock had fallen substantially below the exercise price of most outstanding options, the value of such stock options as a means of motivating and retaining employees had been significantly diminished by the second quarter of 2005. On April 13, 2005, the Compensation Committee recommended, and the Board of Directors approved, a voluntary option exchange program designed to restore the value of the existing stock options as a means of motivating and retaining employees in order to achieve our objectives. As described in more detail in the section of this proxy statement entitled “Executive Compensation —Exchange of Options,” under the option exchange program, employees (including officers) were entitled to tender to us certain options granted under our 1996 Stock Option Plan, our 2000 Stock Option Plan and our RapidStream, Inc. 1998 Stock Option Plan, each as amended, that had an exercise price equal to or greater than $6.00 per share. On May 18, 2005, each participating optionholder received a reduced number of replacement options having an exercise price of $3.44 per share, which was equal to the market price of our common stock on May 18, 2005, in exchange for the tendered options.

Messrs. Borey and Bastian participated in the option exchange program, tendering options to purchase 1,000,000 and 30,000 shares, respectively, and receiving replacement options to purchase 900,000 and 22,500 shares. The tendered options had exercise prices of $7.21 and $8.29 per share, respectively, and the replacement options had an exercise price of $3.44 per share. The length of the original option terms remaining on May 18, 2005 ranged from 8.92 years to 9.22 years.

Chief Executive Officer Compensation

Mr. Borey’s compensation for 2005 was $400,000, which consisted of his annual base salary. In determining the base salary for Mr. Borey in 2005, the compensation committee considered Mr. Borey’s skills, performance as chief executive officer and his individual contribution to WatchGuard’s business and the attainment of our corporate objectives.

Section 162(m) of the Internal Revenue Code of 1986 limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its chief executive officer or any other of its four most highly compensated executive officers. Compensation that qualifies as “performance-based,” however, is excluded from the $1 million limit. The committee does not presently expect total cash compensation payable to any individual executive to exceed the $1 million limit. In addition, the 1996 Stock Incentive Compensation Plan is designed to qualify as performance-based compensation that is fully deductible by us for income tax purposes. The committee will continue to monitor the compensation potentially payable under other aspects of compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with competitive practice, our compensation philosophy and the best interests of WatchGuard.

Compensation Committee

William J. Schroeder (Chairman)

Richard A. LeFaivre

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment, Termination and Change of Control Arrangements

Pursuant to a letter agreement between us and Mr. Borey, we agreed to pay Mr. Borey an annual base salary of $400,000 and incentive compensation under the applicable bonus program based on a target bonus of $400,000 (subject to a review by the Company on a yearly basis), payable upon the attainment of corporate financial goals set by the Compensation Committee, which bonus is comprised of an annual revenue target component and an annual earnings target component. Mr. Borey’s current base salary is $420,000, with a target bonus of $420,000. We also granted to Mr. Borey an option to purchase 1,000,000 shares of our common stock, which option vests and becomes exercisable at the rate of 25% of the total number of shares subject to such option on the 12-month anniversary of the option grant date and approximately 2% of the total number of shares subject to such option each month thereafter on the monthly anniversary of the option grant date. This option was cancelled and regranted in connection with our option exchange program. If Mr. Borey is terminated by us without “Cause” (as such term is defined in the letter agreement) or if Mr. Borey terminates his employment with us for “Good Reason” (as such term is defined in the letter agreement), we will pay severance to Mr. Borey equal to 200% of his then-current annualized base salary, paid out on a pro rata basis over our regular payroll schedule over the year following the effective date of such termination, and receipt from Mr. Borey of an executed copy of our standard form of release. In addition, pursuant to a change in control severance agreement between us and Mr. Borey, if Mr. Borey is terminated by us within 18 months following a change in control of WatchGuard without Cause (as such term is defined in the change in control agreement) or if Mr. Borey terminates his employment with us for “Good Reason” (as such term is defined in the change in control agreement), he will be entitled to receipt of 200% of his annual base salary and the accrued amount (based on the numbers of calendar days he was employed by us during such year) of 100% of his bonus upon his termination, and all of his unvested options will become fully vested and exercisable. Such amount will be paid in one lump sum not later than seven business days after our receipt of an executed copy of a severance agreement that includes a release of claims and a covenant not to sue. In addition, Mr. Borey will continue to receive all applicable benefits under our standard benefits plans currently available to other senior executives, for a period not to exceed 12 months following the effective date of our receipt of his release and, if Mr. Borey elects continued group medical insurance coverage pursuant to COBRA, we will reimburse him for the applicable premiums for himself and his eligible dependents for the first 12 months of such coverage, up to a maximum of $10,000.

Pursuant to a letter agreement between us and Mr. Sparks, we agreed to pay Mr. Sparks an annual base salary of $220,000 (subject to a review by the Company on a yearly basis). Pursuant to the terms of the letter agreement, Mr. Sparks was also eligible to receive a bonus through the applicable bonus program based on a target bonus of $110,000 (also subject to a review by the Company on a yearly basis), payable upon the attainment of corporate financial goals set by the Compensation Committee, which bonus is comprised of an annual revenue target component, an annual earnings target component and the attainment of personal goals approved by the chief executive officer. Mr. Sparks’ current base salary is $230,000, with a target bonus of $115,000. Under the letter agreement, we also granted to Mr. Sparks an option to purchase 300,000 shares of our common stock. In addition, pursuant to a change in control severance agreement between us and Mr. Sparks, if Mr. Sparks is terminated by us within 18 months following a change in control of WatchGuard without “Cause” (as such term is defined in our 1996 Stock Incentive Compensation Plan) or if Mr. Sparks terminates his employment with us for “Good Reason” (as such term is defined in our 1996 Stock Incentive Compensation Plan), he will be entitled to receipt of 100% of his annual base salary. Such amount will be paid in one lump sum not later than seven business days after our receipt of an executed copy of a severance agreement that includes a release of claims and a covenant not to sue.

Pursuant to a letter agreement between us and Mr. Bastian, we agreed to pay Mr. Bastian an annual base salary of $200,000. Mr. Bastian was also eligible to receive a commission through our annual commission program totaling $175,000. Mr. Bastian’s current base salary is $200,000, with a target annual commission of $200,000. Under the letter agreement, we also granted to Mr. Bastian an option to purchase 225,000 shares of our common stock. Pursuant to a change in control severance agreement between us and Mr. Bastian, if Mr. Bastian is terminated by us within 18 months following a change in control of WatchGuard without “Cause” (as such term is defined in the change in control agreement) or if Mr. Bastian terminates his employment with us for “Good Reason” (as such term is defined in the change in control agreement), he will be entitled to receipt of 100% of his annual base salary. Such amount will be paid in one lump sum not later than seven business days after our receipt of an executed copy of a severance agreement that includes a release of claims and a covenant not to sue.

In addition, on April 13, 2005, our board of directors approved a stock ownership program under which voluntary purchases of our common stock by our executive officers are matched by us in the form of a grant of shares of restricted stock in an amount equal to 50% of the shares purchased by the executive in the open market, up to a maximum of 5,000 matching restricted shares per participating executive per year. The restricted shares will vest at the rate of approximately 33% annually over a three-year term. Any unvested matching shares granted by us will be forfeited if the shares that were matched are sold.

AUDIT COMMITTEE REPORT

[DRAFT FORM]

The audit committee of our board of directors consists of three independent directors and operates under a written charter adopted by the board of directors. The members of the audit committee are Michael R. Hallman, Ellen M. Hancock and Michael R. Kourey (chairman). The board has determined that each member of the audit committee is independent, as that term is defined in Rule 4200(a)(15) of the NASD Marketplace Rules, and that each member is an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The audit committee carries out its responsibilities in accordance with the Amended and Restated Charter of the Audit Committee of the Board of Directors as adopted on February 17, 2004.

Our management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on its audit. The audit committee’s responsibility is to monitor and oversee the corporate reporting process and external audits of WatchGuard. In addition, the audit committee appoints, compensates, retains and oversees the work of the independent registered public accounting firm employed by WatchGuard to conduct the annual audit examination of WatchGuard’s consolidated financial statements.

In 2005, the audit committee met and held discussions with management and our independent registered public accounting firm. In addition, the members of the audit committee individually reviewed our consolidated financial statements before their filing with the SEC in our quarterly reports on Form 10-Q and our annual report on Form 10-K. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.

The audit committee discussed with the auditors the matters required to be discussed by the SEC’s Statement on Auditing Standards No. 61, “Communication with Audit Committees.” Our independent registered public accounting firm also provided to the audit committee the written disclosure required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the audit committee Ernst & Young LLP’s independence.

Based on the audit committee’s discussion with management and the independent registered public accounting firm, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

Audit Committee

Michael R. Kourey (Chairman)

Michael R. Hallman

Ellen M. Hancock

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total stockholder return for WatchGuard, the Nasdaq Stock Market Index (U.S. companies) and the Nasdaq Computer and Data Processing Index. The graph shows the value, as of December 31, 2005, of $100 invested on December 29, 2000, in WatchGuard common stock, the Nasdaq Stock Market Index (U.S. companies) and the Nasdaq Computer and Data Processing Index.

Comparison of Cumulative Total Return Among WatchGuard Technologies, Inc., the Nasdaq Stock Market Index (U.S. companies) and the Nasdaq Computer and Data Processing Index

	12-29-00	12-31-01	12-31-02	12-31-03	12-31-04	12-31-05
WatchGuard Technologies, Inc.	$100.00	$19.01	$18.69	$16.97	$13.08	$10.86
Nasdaq Stock Market Index (U.S. companies)	100.00	79.32	54.84	81.99	89.22	91.12
Nasdaq Computer and Data Processing Index	100.00	80.53	55.53	73.15	80.57	83.30

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock outstanding as of February 15, 2006 by:

•	each person or group that we know beneficially owns 5% or more of our common stock;

•	each of our directors;

•	each of the individuals listed in the Summary Compensation Table above; and

•	all of our directors and executive officers as a group.

On February 15, 2006, we had 34,241,928 shares of common stock outstanding. To our knowledge, unless otherwise indicated in the footnotes below, we believe that the persons and entities listed below have sole voting and investment power with respect to all shares beneficially owned as of that date, subject to applicable community property laws, with the exception of FMR Corp., Heartland Advisors, Inc., Dimensional Fund Advisors Inc. and Kennedy Capital Management, Inc., with respect to which the information is as of December 31, 2005. Under SEC rules, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of February 15, 2006 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the option, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the listed beneficial owners can be reached at our principal offices.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares of Common Stock Outstanding
Executive Officers and Former Executive Officer:
Edward J. Borey (1)	489,500	1.4
Bradley E. Sparks	15,000	*
Dale Bastian (2)	177,811	*
James A. Richman	1,000	*

Other Directors:
Michael R. Hallman (3)	99,033	*
Ellen M. Hancock (4)	64,221	*
Michael R. Kourey (4)	61,221	*
Richard A. LeFaivre (4)	64,221	*
Steven N. Moore (5)	1,541,798	4.5%
William J. Schroeder (6)	85,833	*
Directors and executive officers as a group (9 persons) (7)	2,554,138	7.2

Other Principal Shareholders:
FMR Corp. (8)	2,017,812	5.9%
Heartland Advisors, Inc. (9)	4,258,505	12.4
Dimensional Fund Advisors Inc. (10)	3,007,643	8.8
Kennedy Capital Management, Inc. (11)	2,074,550	6.1

*	Less than 1%.

(1)	Includes 462,500 shares subject to options exercisable on or within 60 days of February 15, 2006.

(2)	Includes 160,311 shares subject to options exercisable on or within 60 days of February 15, 2006.

(3)	Includes 3,200 shares held by a trust of which Mr. Hallman and his spouse are trustees, and 78,333 shares subject to options exercisable on or within 60 days of February 15, 2006.

(4)	Includes 57,221 shares subject to options exercisable on or within 60 days of February 15, 2006.

(5)	Includes 300,000 shares held by Baja Investment Co. LLC, of which Mr. Moore is the managing member, and 183,333 shares subject to options exercisable on or within 60 days of February 15, 2006.

(6)	Includes 68,333 shares subject to options exercisable on or within 60 days of February 15, 2006.

(7)	Includes 1,124,473 shares subject to options exercisable on or within 60 days of February 15, 2006.

(8)	The information in this table for FMR Corp. is based solely on a Schedule 13G filed by FMR Corp. with the SEC regarding its beneficial ownership of our common stock as of December 31, 2005. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(9)	The information in this table for Heartland Advisors, Inc., or Heartland, is based solely on a Schedule 13G filed by Heartland and William J. Nasgovitz, the president and principal shareholder of Heartland, with the SEC regarding its and his beneficial ownership of our common stock as of December 31, 2005. The address for Heartland and Mr. Nasgovitz is 789 North Water Street, Milwaukee, Wisconsin 53002.

(10)	The information in this table for Dimensional Fund Advisors Inc., or Dimensional, is based solely on a Schedule 13G filed by Dimensional with the SEC regarding its beneficial ownership of our common stock as of December 31, 2005. The address for Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(11)	The information in this table for Kennedy Capital Management, Inc., or Kennedy, is based solely on a Schedule 13G filed by Kennedy with the SEC regarding its beneficial ownership of our common stock as of December 31, 2005. The address for Kennedy is 10829 Olive Blvd., St. Louis, Missouri 65141.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table lists compensation plans, including individual compensation arrangements, under which equity securities are authorized for issuance as of December 31, 2005:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	2,966,878	(1)	$4.03	(2)	5,087,114	(3)
Equity compensation plans not approved by security holders (4)	2,561,182		$4.03		371,113
Total	5,528,060		$4.03		5,458,227

(1)	Includes 2,866,182 shares of common stock to be issued upon exercise of options outstanding under the 1996 Stock Incentive Compensation Plan, or 1996 Plan, as of December 31, 2005. Also includes 100,696 shares of common stock issued under the 1999 Employee Stock Purchase Plan, or ESPP, on February 28, 2006, with respect to purchase rights accruing under the ESPP during the offering period that commenced on September 1, 2005 and ended on February 28, 2006.

(2)	Includes the weighted-average exercise price of options outstanding under the 1996 Plan as of December 31, 2005. Also includes the weighted average purchase price of 100,696 shares of common stock issued under the ESPP on February 28, 2006 with respect to purchase rights accruing under the ESPP during the offering period that commenced on September 1, 2005 and ended on February 28, 2006.

(3)

Includes 3,752,234 shares available for future issuance under the 1996 Plan and 2,011,839 shares available for future issuance under the ESPP. The number of shares reserved for issuance under the 1996 Plan is automatically increased on the first day of each fiscal year by an amount equal to the least of (a) 750,000 shares, (b) 3% of the average number of common shares outstanding used to calculate fully diluted earnings per share as reported in our annual consolidated financial statements for the preceding year, and (c) an amount determined by our board of directors. The number of shares reserved for issuance under the ESPP is automatically increased on the first day of each fiscal year by an amount equal to the least of (a) 400,000 shares, (b) 1.5% of the average number of common shares outstanding used to calculate fully diluted earnings per share as reported in our annual financial statements for the preceding year, and (c) an amount determined by the board of directors. See Note 13 of the Notes to Consolidated Financial Statements for the year ended December 31, 2005, included in our annual report on Form 10-K filed with the SEC, for more information regarding these equity compensation plans.

(4)	Includes common stock issuable under the 2000 Stock Option Plan and the RapidStream, Inc. 1998 Stock Option Plan. See Note 13 of the notes to consolidated financial statements for the year ended December 31, 2005, included in our annual report on Form 10-K filed with the SEC, for more information regarding these equity compensation plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and holders of 10% or more of our equity securities to file reports of ownership and changes in ownership with the SEC. SEC regulations require our executive officers, directors and 10%-or-greater stockholders to provide us with copies of all forms they file with the SEC under Section 16(a).

Based solely on our review of copies of the Section 16(a) forms we received, or written representations from reporting persons that no such forms were required for those persons, we believe that during 2005 our executive officers, directors and 10%-or-greater stockholders complied with all applicable filing requirements under Section 16(a), except for a Form 4 filed by Steven N. Moore, one of our directors.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[Draft: The Audit Committee has not yet completed its review of Ernst & Young LLP’s independence. Its appointment of Ernst & Young LLP as the company’s registered public accounting firm for the fiscal year ending December 31, 2006 is pending based upon the completion of such review, which review will be completed prior to the filing and mailing of the Company’s definitive proxy statement.]

The board of directors recommends that you vote “for” ratification of its appointment of

Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

The decision to engage Ernst & Young LLP as our independent registered public accounting firm was approved and recommended by our audit committee and approved by the board. The affirmative vote of the holders of shares representing a majority of the votes present, in person or by proxy, and entitled to vote at the annual meeting is required to ratify the appointment of the independent registered public accounting firm. Abstentions will have the same effect as votes against this proposal. Representatives of Ernst & Young LLP are expected to attend the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders. If our stockholders fail to ratify the appointment of Ernst & Young LLP, the audit committee and the board of directors will consider whether to retain Ernst & Young LLP, and may retain that firm or another firm without resubmitting the matter to our stockholders.

Ernst & Young LLP served as our independent registered public accounting firm for the years ended December 31, 2005 and December 31, 2004. During the two fiscal years ended December 31, 2005, the aggregate fees for accounting services billed to WatchGuard were as follows:

Audit Fees.     The aggregate fees billed by Ernst & Young LLP for its audit of our consolidated financial statements for the year ended December 31, 2005 and for its review of our unaudited consolidated financial statements included in our quarterly reports on Form 10-Q for 2005 were $1,638,358. The aggregate fees billed by Ernst & Young LLP for its audit of our consolidated financial statements for the year ended December 31, 2004 and for its review of our unaudited consolidated financial statements included in our quarterly reports on Form 10-Q for 2004 were $1,186,332.

Audit-Related Fees.     The aggregate fees billed by Ernst & Young LLP in 2005 for assurance and related services related to the audit or review of our financial statements during 2005 were $30,154. The aggregate fees billed by Ernst & Young LLP in 2004 for assurance and related services related to the audit or review of our financial statements during 2004 were $0.

Tax Fees.     The aggregate fees billed by Ernst & Young LLP in 2005 for professional services rendered for tax compliance, tax advice and tax planning were $18,954. The aggregate fees billed by Ernst & Young LLP in 2004 for professional services rendered for tax compliance, tax advice and tax planning were $50,348.

Our audit committee has considered the provision of these services to us by Ernst & Young LLP and has determined that Ernst & Young LLP’s rendering of these services was compatible with maintaining auditor independence. The audit committee’s charter provides that the committee will meet and will pre-approve all audit services and permissible non-audit services to be performed for WatchGuard by Ernst & Young LLP. All fees billed by outside auditors in 2005 were pre-approved by the audit committee.

PROPOSAL THREE

RATIFICATION AND APPROVAL OF RIGHTS AGREEMENT

The board of directors recommends that you vote “for” ratification and approval of the Rights Agreement dated May 5, 2005 with Mellon Investor Services LLC (as Rights Agent).

On May 5, 2005, we entered into a Rights Agreement with Mellon Investor Services LLC, as rights agent. Under the Rights Agreement, the board of directors is required to submit a resolution ratifying the continued existence of the Rights Agreement to stockholders who are not affiliated with management or any member of the board, the Independent Stockholders, at or prior to our 2006 annual meeting of stockholders (and in no event later than May 5, 2006). The continued effectiveness of the Rights Agreement is contingent on the ratification by our stockholders. Unless the majority of the votes cast by the Independent Stockholders are voted in favor of this proposal, the Rights Agreement will expire and the preferred share purchase rights issued thereunder, or the Rights, shall be terminated immediately after the annual meeting.

Our board of directors believes that the Rights Agreement is advisable and in the best interests of our stockholders. The Rights Agreement was not adopted and is not being adopted or approved in response to, nor in anticipation of, any pending or threatened take-over bid, nor to deter take-over bids generally. Rather, in the case of offers that the board of directors considers to be coercive, abusive, or opportunistic and hostile, the board of directors believes that the Rights Agreement would provide time and bargaining power for the board of directors to evaluate the offer, consider alternative offers, and to negotiate the best price for our stockholders if a change of control transaction is to occur.

Boards have a fiduciary duty to act in the best interests of the stockholders. With two exceptions, our board is comprised of independent outside directors. In the event of a takeover attempt triggering the Rights Plan, our board is in the best possible position to be free from self-interest in discharging its fiduciary duty to determine whether the proposed offer is in the best interests of the stockholders.

Over 1,800 public companies, including more than half of the companies in the Standard & Poor’s 500 Index, have adopted some type of rights plan, and we believe there is empirical evidence that a stockholder rights plan may better position a board of directors to achieve the best result for all stockholders if we become subject to a takeover bid.

The economic benefits of a rights plan to stockholders have been validated in several studies. Empirical data suggests that premiums paid to acquire target companies with rights plans are higher than premiums paid for target companies that do not have rights plans. A 1997 Georgeson & Company study of takeover premiums during the period from 1992 to 1996 estimated that premiums paid to acquire target companies with rights plans were, on average, 8% higher than premiums paid for target companies that did not have rights plans. Moreover, the study concluded that companies with rights plans received higher premiums regardless of whether the takeover was friendly or hostile. In addition, the Georgeson study found that the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid, nor did rights plans reduce the likelihood that a company would become a takeover target. In fact, the takeover rate was similar for companies with and without rights plans.

Moreover, data from a February 2004 Corporate Governance Study commissioned by Institutional Shareholder Services revealed that companies with strong takeover defenses, including rights plans, achieved:

•	higher shareholder returns over three-, five- and ten-year periods;

•	higher return on equity;

•	higher return on assets;

•	higher net profit margins;

•	higher dividend payouts;

•	higher dividend yields; and

•	higher interest coverage and operating cash flow to liability ratios.

Under our Rights Agreement, the Rights have certain antitakeover effects and will cause substantial dilution to a person or group that attempts to acquire WatchGuard on terms not approved by the board of directors. The Rights should not affect any prospective offeror that is willing to negotiate with our board of directors or to make an all-cash offer at a full and fair price. Similarly, the Rights will not interfere with any merger or other business combination approved by our board of directors, because the board of directors may, at its option, redeem all, but not less than all, of the then-outstanding Rights at the redemption price.

Following is a summary of the material terms of the Rights Agreement. This summary of the Rights Agreement and the preferred stock issuable thereunder is not complete and is qualified in its entirety by reference to the Rights Agreement (including the exhibits thereto), filed as Exhibit 4.1 to the registration statement on Form 8-A that we filed with the SEC on May 9, 2005 to register the Rights. A copy of the Rights Agreement is attached to this proxy statement as Appendix A.

On May 5, 2005, our board of directors adopted the Rights Agreement and declared a dividend of one Right, for each outstanding share of our common stock. The dividend was payable on May 19, 2005, or the Record Date, to our stockholders of record on that date. In addition, the board of directors authorized the issuance of one Right for each additional share of common stock that becomes outstanding between the Record Date and the earliest of:

•	the distribution date, which is the earlier of (i) the close of business on the tenth day (or a later date, as determined by the board of directors) after a person or group has acquired beneficial ownership of 15% or more of our outstanding common stock and (ii) the close of business on the tenth day (or a later date, as determined by the board of directors) following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding shares of our common stock that could result in the offeror becoming the beneficial owner of 15% or more of our outstanding common stock;

•	the date on which the Rights expire, May 5, 2015; and

•	the date, if any, on which we redeem the Rights.

Each Right entitles its registered holder to purchase from us one one-thousandth of a share of our Series A Participating Cumulative Preferred Stock, or preferred shares, at an exercise price of $19.00 per one one-thousandth of a preferred share, subject to adjustment as described below.

Until the distribution date, the Rights will be evidenced by the certificates for the shares of our common stock registered in the names of the holders, rather than by separate certificates. Therefore, until the distribution date, or earlier redemption or expiration of the Rights, the Rights will be transferred with and only with the shares of our common stock.

As soon as possible after the distribution date, if any, separate certificates evidencing the Rights will be mailed to holders of record of our common stock as of the close of business on the distribution date and to initial record holders of common stock originally issued after the distribution date. These separate certificates alone will evidence the Rights from that time forward.

The Rights are not exercisable until the distribution date and will expire on May 5, 2015, unless we redeem or exchange them before their expiration, as described below.

To preserve the economic value of the Rights, the number of preferred shares or other securities issuable upon exercise of a Right, the exercise price, the redemption price and the number of Rights associated with each outstanding share of common stock are all subject to adjustment by our board of directors. Our board of directors may make adjustments in the event of any change in the common or preferred shares, such as changes associated with stock dividends or stock splits, recapitalizations, mergers or consolidations, split-ups, split-offs or spin-offs, or distributions of cash, assets, options, warrants, indebtedness or subscription rights to holders of common or preferred shares.

If a person or group acquires beneficial ownership of 15% or more of our outstanding shares of common stock, then each Right will entitle the holder of such Right, other than the acquiror or any affiliate or associate of the acquiror, to purchase, for the exercise price, that number of shares of our common stock having a then-current market value of two times the exercise price. Rights that are or have been beneficially owned by the acquiror (or any affiliate or associate of the acquiror) will become void and nontransferable once that person acquires 15% or more of our common stock or upon the occurrence of a Section 13 Event (as described below). The acquiror (and any affiliate or associate of the acquiror) or any purported transferee or subsequent holder of the rights beneficially owned by the acquiror will be unable to exercise or transfer their Rights.

At any time after a person becomes the beneficial owner of 15% or more of our outstanding common stock but before such person or group acquires us or 50% or more of our assets or earning power, our board of directors may elect to exchange each Right (other than those Rights that have become void and nontransferable as described above) for shares of our common stock, without payment of the exercise price. The consideration in this situation would be one share of common stock per Right.

In addition, after a person becomes the beneficial owner of 15% or more of our outstanding common stock and upon the occurrence of any of the following events, each such event being a Section 13 Event:

•	the acquisition of WatchGuard in a merger by another entity;

•	a business combination between us and another entity; or

•	the sale or other transfer of 50% or more of our assets or earning power, in one or more transactions, to another entity,

each holder of a Right would be entitled to purchase, for the exercise price, that number of shares of common stock of such entity having a then-current market value of two times the exercise price.

If for any reason the Rights cannot be exercised for shares of the other entity involved in one of the transactions described above, the holder of a Right would be entitled to exchange its Right for an equivalent amount of cash from the other entity. For so long as the Rights Agreement is in place, and the Rights have not expired or been redeemed or exchanged by the board of directors, we are prohibited from entering into any of the transactions described above with any entity unless the entity agrees in writing to assume our obligations under the Rights Agreement.

At any time before any person or group acquires beneficial ownership of 15% or more of our outstanding common stock, the board of directors may redeem the Rights in whole, but not in part. The redemption price of $0.001 per Right, subject to adjustment as provided in the Rights Agreement, may be paid in cash or shares of our common stock.

At any time before the distribution date, we may, without the approval of any holder of the Rights, supplement or amend any provision of the Rights Agreement, including the date on which the distribution date or expiration date would occur, the time during which the Rights may be redeemed and the terms of the preferred shares issuable upon exercise of the Rights.

The preferred shares issuable upon exercise of the Rights have the following characteristics:

•	the preferred shares are not redeemable;

•	the holders of the preferred shares will be entitled to a preferential quarterly dividend payment equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all noncash dividends on the common stock; whenever quarterly dividends or other dividends or distributions payable on the preferred shares are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding preferred shares shall have been paid in full, we will not: (a) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior to the preferred shares (provided, however, that we may at any time redeem, purchase, or otherwise acquire shares of any junior stock in exchange for shares of any capital stock ranking junior to the preferred shares); or (b) redeem or purchase or otherwise acquire for consideration any preferred shares, or any shares ranking on a parity with the preferred shares, except in accordance with a purchase offer made in writing or by publication to all holders of such preferred shares upon such terms as the board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes; or (c) declare or pay dividends on shares of stock ranking junior or on a parity with the preferred shares, except to pay dividends ratably on the preferred shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

•	the holders of preferred shares will be entitled to 1,000 votes per share, voting together with the shares of common stock;

•	in the event of our voluntary or involuntary dissolution, liquidation or winding up, the holders of preferred shares will be entitled to a preferential payment per share of all accrued and unpaid dividends and distributions per share, plus an amount equal to the greater of $1,000 and 1,000 times the distribution to be made per common share; and

•	in the event of any merger, business combination, consolidation or other transaction in which our common stock is exchanged for or changed into other stock or securities, cash or other property, the holders of preferred shares will be entitled to receive, per share, 1,000 times the amount received per common share.

Because of the nature of the preferred shares’ dividend, liquidation and voting rights, the value of the one one-thousandth interest in a preferred share issuable upon exercise of each Right should approximate the value of one share of our common stock. Customary antidilution provisions in the Rights Agreement are designed to protect that relationship in the event of specified changes in the common and preferred shares.

We may, but are not required to, issue fractional shares that are an integral multiple of one one-thousandth (1/1000th) of a preferred share upon the exercise of Rights. In lieu of fractional shares, we may utilize a depository arrangement as provided by the terms of the preferred shares. In the case of fractions other than one one-thousandth (1/1000th) of a preferred share or integral multiples thereof, we may make a cash payment based on the market price of such shares.

Until a Right is exercised, the holder of a Right will have no rights as a WatchGuard stockholder, including, without limitation, the right to vote or receive dividends.

As of the Record Date, there were 33,794,385 shares of our common stock outstanding, each of which received a dividend of one Right. The board of directors has reserved sufficient preferred shares for issuance upon exercise of the Rights.

The affirmative vote of the majority of the votes cast by independent stockholder present, in person or by proxy, and entitled to vote at the annual meeting on this proposal is required to ratify and approve the Rights Agreement. Broker nonvotes will have no effect on the outcome of this proposal, because those shares will not be voted at the annual meeting. Abstentions by independent stockholders will have the same effect as votes against this proposal. Our board of directors believes that the Rights Agreement is advisable and in the best interests of our stockholders, and unanimously recommends its ratification and approval by our stockholders at the annual meeting.

OTHER BUSINESS

As of the date of this proxy statement, we do not intend to present, and are not aware that any other person intends to present, any matters for action at the annual meeting other than the matters specifically described in this proxy statement. If, however, other matters requiring the vote of the stockholders properly come before the annual meeting or any adjournments or postponements of the annual meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to those matters.

PROPOSALS BY WATCHGUARD STOCKHOLDERS FOR THE 2007 ANNUAL MEETING

Under the SEC’s proxy rules and the applicable provisions of our bylaws, stockholder proposals that meet specified conditions may be included in our proxy statement and form of proxy for, and may be presented at, the 2007 annual meeting. Stockholders who intend to present a proposal at our 2007 annual meeting must give us notice of the proposal not later than November 15, 2006 for the proposal to be considered for inclusion in the proxy statement and form of proxy for that meeting. Stockholders that intend to present a proposal that will not be included in the proxy materials must give us notice of the proposal at least 60 but not more than 90 days before May 4, 2007, which is the one-year anniversary of the date of the 2006 annual meeting. If notice or public disclosure of the date of the 2007 annual meeting is given or made to the stockholders less than 60 days before the one-year anniversary of the date of the 2006 annual meeting, we must receive notice of the proposal not later than the tenth day following the day on which such notice of the meeting was mailed or such public disclosure was made. Because there are other requirements in the proxy rules, however, our timely receipt of any such proposal by a qualified stockholder will not guarantee the proposal’s inclusion in our proxy materials or its presentation at the 2007 annual meeting.

ANNUAL REPORT AND FORM 10-K

Copies of our annual report to stockholders for 2005 and our annual report on Form 10-K for the year ended December 31, 2005 are being mailed with this proxy statement to each stockholder of record. If you did not receive a copy of the annual report or the Form 10-K, you may obtain a copy (excluding exhibits) without charge by writing or calling Investor Relations, WatchGuard Technologies, Inc., 505 Fifth Avenue South, Suite 500, Seattle, Washington 98104, (206) 521-8340. Copies of the exhibits to the Form 10-K are available for a nominal fee.

The board of directors recommends a vote “FOR” the nominees in Proposal 1.	Please mark your vote as indicated	X

		FOR the Nominees	WITHHOLD AUTHORITY to vote for the Nominees

(1)	ELECTION OF DIRECTORS: TWO CLASS 3 DIRECTORS Nominees: Ellen M. Hancock Steven N. Moore	☐	☐	SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

	WITHHOLD for the following only: (write the name of the nominee(s) in the space below)			☐ I plan to attend the annual meeting.

The board of directors recommends a vote “FOR” Proposal 2.
		FOR	AGAINST	ABSTAIN
(2)	RATIFY AND APPROVE THE RIGHTS AGREEMENT DATED MAY 5, 2005 WITH MELLON INVESTOR SERVICES LLC	☐	☐	☐

The board of directors recommends a vote “FOR” Proposal 3.

Please sign exactly as your name appears on your share certificate(s). Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

		FOR	AGAINST	ABSTAIN
(3)	RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2006	☐	☐	☐

Signature(s) Date

é  FOLD AND DETACH HERE  é

WATCHGUARD TECHNOLOGIES, INC.

This proxy is solicited by WatchGuard’s board of directors for the

Annual Meeting of Stockholders to be held on May 4, 2006

The undersigned hereby appoint(s) Edward J. Borey and Bradley E. Sparks, and each of them, as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of WatchGuard Technologies, Inc. held of record by the undersigned on March 3, 2006 at WatchGuard’s Annual Meeting of Stockholders, to be held at WatchGuard’s headquarters, 505 Fifth Avenue South, Suite 500, Seattle, Washington, at 9:00 a.m. local time on May 4, 2006, with authority to vote on the matters listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

IMPORTANT—PLEASE COMPLETE, DATE AND SIGN ON THE OTHER SIDE

é  FOLD AND DETACH HERE  é